Exhibit 99.1

News For Immediate Release

Amplify Energy Announces Closing of Merger with Midstates, Guidance for Second Half

2019, Recurring Dividend with Current Yield of 18% and Share Buyback Plan

HOUSTON, August 6, 2019—Amplify Energy Corp. (“Amplify”) and Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates”) announced today that the previously announced all-stock, merger-of-equals transaction has closed. Under the terms of the merger, Amplify stockholders will receive 0.933 shares of newly issued Midstates common stock for each Amplify share of common stock. Immediately following the effective time of the merger, current Midstates and Amplify stockholders, collectively, are expected to each own approximately 50% of the outstanding common stock of the combined company.

The combined company will retain the name Amplify Energy Corp., trade on the NYSE under the ticker symbol “AMPY” and continue to be headquartered in Houston. Amplify’s President and Chief Executive Officer, Ken Mariani, will continue to lead the combined company, and the new Board of Directors will include members who currently serve on the Amplify and Midstates Boards. A detailed investor presentation which further highlights the value proposition of the combined company can be found at www.amplifyenergy.com.

Key Merger Highlights

•

Low-decline assets expected to generate levered free cash flow of approximately $21 million in the second half of 2019, resulting in a top-tier pro forma free cash flow yield of nearly 23% on an annualized basis

•	Pro forma LTM net debt leverage ratio remains low at 1.2x as of August 2, 2019

•	Liquidity exceeds $300 million at the time of closing

•	Expected annual G&A synergies of at least $21 million will result in top-tier pro forma G&A efficiency

•

Combined company current enterprise value of $409 million before synergies is a significant discount to pro forma combined proved developed reserve value of $777 million (of which 94% is PDP) based on August 2, 2019 strip pricing

•	Combined company will trade on the NYSE under the ticker symbol “MPO” during the trading day on August 6, 2019 but the ticker symbol will change to “AMPY” starting on August 7, 2019

Return of Capital Plan

•

Amplify’s Board of Directors has approved a new recurring quarterly dividend policy of $0.20 / share (approximately $34 million or $0.80 / share annually), implying a current dividend yield of approximately 18% based on equity market values for the combined companies[1]

•	The first dividend under this policy is expected to be paid on September 18, 2019 to shareholders of record as of the close of business on September 4, 2019

•

The Board of Directors also approved the commencement of an open market share repurchase program of up to $25 million of Amplify’s outstanding shares of common stock, with repurchases beginning on or after August 6, 2019

“We are excited to be able to announce the successful closing of the Amplify and Midstates merger of equals,” said Ken Mariani, President and Chief Executive Officer of Amplify. “The combined company’s strong balance sheet, ample liquidity and significant free cash flow allowed us to approve a sustainable, recurring quarterly dividend of $0.20 per share, which will provide our investors with a compelling dividend yield of approximately 18% based on yesterday’s closing prices. In addition, the Board has authorized a stock buyback program of $25 million to further enhance our equity value to shareholders.”

Mr. Mariani continued, “As we enter the second half of 2019, we are concluding our year-long project to increase our plant capacity at the Bairoil field. Although we incurred most of the capital spending in the first half of 2019, we expect to complete this project in the fourth quarter of 2019, with the resulting production increase of approximately 900 Boe/d expected to be fully realized over the subsequent eighteen months. We are also continuing the rod-lift conversion projects in Oklahoma, which we expect to significantly reduce maintenance and electricity costs in future periods. In addition, we believe that there may be significant benefits in continuing to increase scale in this market, and we intend to evaluate other opportunistic combinations and acquisitions that create value through cost synergies and free cash flow accretion.”

Revolving Credit Facility, Liquidity and Free Cash Flow

Amplify’s spring 2019 borrowing base redetermination was delayed in order to incorporate Midstates’ assets into a revised credit facility for the combined company. The borrowing base on the combined company credit facility was set at $530 million and it became effective concurrently with the closing of the merger transaction. This borrowing base will remain in effect until our next regularly scheduled borrowing base redetermination that is expected to occur in October 2019. Midstates’ existing credit facility was terminated at closing, and all remaining borrowings were repaid by the combined entity.

At the time of closing, Amplify had total debt of $223 million under its revolving credit facility, with a borrowing base of $530 million. Amplify’s current pro forma liquidity is approximately $305 million, consisting of approximately $27 million of cash on hand and available borrowing capacity of $278 million (including the impact of $1.7 million in outstanding letters of credit).

Based on current pricing, Amplify expects to generate free cash flow of $17 million to $25 million, or $21 million at the midpoint, in the second half of 2019. Amplify’s second half 2019 free cash flow is impacted by the remaining capital spending on the Bairoil plant expansion project, but we expect the positive free cash flow associated with that project will primarily impact our results in 2020 and thereafter. Our annualized second half 2019 free cash flow reflects a top-tier pro forma free cash flow yield of nearly 23%.

[1]	Note that all dividends are subject to approval by Amplify’s Board of Directors and subject to Amplify’s Board of Directors making a determination of surplus under Delaware law.

Operations and Capital Spending Outlook

In the second half of 2019, we anticipate capital spending of approximately $38 million across our operating areas. Approximately 53% (or $20 million) of this capital will be invested in Bairoil, primarily to fund the plant expansion project, which is expected to come online in the fourth quarter of 2019. The expansion will provide additional CO2 recycling capacity and allow currently shut-in wells to be turned back online, increasing oil production by approximately 900 Boe/d. We anticipate production increases will be fully realized over an eighteen-month period following the project completion.

In addition, we anticipate spending approximately $11 million (29% of second half 2019 capital spend) on our Mississippi Lime asset on a capital workover program focused on converting electric submersible pumps to rod-lift, a more efficient artificial lift technology, as well as infrastructure build-out. We believe this investment to be low-risk while maximizing the economic life of producing wells and materially reducing future electricity and maintenance costs associated with these wells. The remaining capital budget will be spent predominantly on well work, facilities and other maintenance activities across our assets in offshore California, East Texas and Eagle Ford.

Third Quarter and Second Half 2019 Guidance

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. Amplify’s second half 2019 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

A summary of the guidance is presented below:

	3Q 2019E (1)			2H 2019E (1)
	Low		High	Low		High
Net Average Daily Production
Oil (MBbls/d)	10.6	—	11.8	10.6	—	11.7
NGL (MBbls/d)	6.0	—	6.6	5.9	—	6.5
Natural Gas (MMcf/d)	85.9	—	95.1	83.8	—	92.9
Total (MBoe/d)	30.9	—	34.3	30.4	—	33.7
Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$1.20	—	$1.50	$1.20	—	$1.60
NGL Realized Price (% of WTI NYMEX)	28%	—	34%	29%	—	35%
Natural Gas Realized Price (% of Henry Hub)	75%	—	85%	75%	—	85%
Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.40	—	$0.60	$0.40	—	$0.60
NGL ($ / Bbl)	$2.00	—	$2.30	$2.00	—	$2.30
Natural Gas ($ / Mcf)	$0.30	—	$0.40	$0.30	—	$0.40
Total ($ / Boe)	$1.20	—	$1.80	$1.32	—	$1.92
Average Costs
Lease Operating ($ / Boe)	$11.90	—	$13.20	$11.80	—	$13.00
Taxes (% of Revenue) (2)	6.5%	—	7.0%	6.5%	—	7.0%
Recurring Cash General and Administrative ($ / Boe) (3)	$2.50	—	$2.80	$2.30	—	$2.70
Net Cash Provided by Operating Activities ($MM) (4)		$27			$57
Adjusted EBITDA ($MM) (5)	$28	—	$34	$60	—	$68
Cash Interest Expense ($MM)	$3	—	$5	$6	—	$8
Capital Expenditures ($MM)	$26	—	$30	$35	—	$41
Free Cash Flow ($MM) (5)	($2)	—	$4	$17	—	$25

(1)	Guidance based on NYMEX strip pricing as of July 26, 2019; Average prices of $56.51 / Bbl for crude oil and $2.25 / Mcf for natural gas for second half of 2019
(2)	Includes production, ad valorem and franchise taxes
(3)	Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation
(4)	Net Cash Provided by Operating Activities guidance does not include certain restructuring and reorganization expenses or changes in working capital
(5)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Free Cash Flow and the reconciliation to the most comparable GAAP financial measure

Hedging Update

Amplify has assumed all of Midstates’ existing trades, and the following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the weighted-average fixed or floor prices at which production is hedged for July 2019 through December 2022, as of August 6, 2019.

	2019	2020	2021	2022
Natural Gas Swap Contracts:
Volume (MMBtu)	10,774,286	1,800,000	2,250,000	—
Weighted Average Fixed Price ($/MMBtu)	$2.84	$2.65	$2.56	—
Natural Gas Collar Contracts:
Volume (MMBtu)	608,000	7,152,000	1,950,000	—
Weighted Average Floor Price ($/MMBtu)	$2.65	$2.64	$2.58	—
Weighted Average Ceiling Price ($/MMBtu)	$3.45	$3.02	$2.84	—

Total Natural Gas Derivative Contracts:
Total Natural Gas Volumes Hedged (MMBtu)	11,382,286	8,952,000	4,200,000	—
Total Weighted Average Fixed/Floor Price ($//MMBtu)	$2.83	$2.64	$2.57	—
Crude Oil Swap Contracts:
Volume (Bbl)	902,000	1,836,600	1,395,000	360,000
Weighted Average Fixed Price ($/Bbl)	$54.38	$57.54	$56.05	$55.32
Crude Oil Collar Contracts:
Volume (Bbl)	856,800	537,600	—	—
Weighted Average Floor Price ($/Bbl)	$54.42	$51.60	—	—
Weighted Average Ceiling Price ($/Bbl)	$63.52	$64.58	—	—
Total Oil Derivative Contracts:
Total Oil Volumes Hedged (Bbl)	1,758,800	2,374,200	1,395,000	360,000
Total Weighted Average Fixed/Floor Price ($/Bbl)	$54.40	$56.19	$56.05	$55.32
Natural Gas Liquids Swap Contracts:
Volume (Bbl)	432,000	785,100	273,600	—
Weighted Average Fixed Price ($/Bbl)	$29.96	$28.84	$27.48	—
Total Derivative Contracts:
Total Equivalent Volumes Hedged (Boe)	4,087,848	4,651,300	2,368,600	360,000
Total Weighted Average Fixed/Floor Price ($/Boe)	$34.44	$38.64	$40.75	$55.32

Amplify posted an updated hedge presentation containing additional information on its website, www.amplifyenergy.com, under the Investor Relations section.

Advisors

Amplify’s financial advisor is UBS Investment Bank and its legal advisor is Kirkland & Ellis LLP. Midstates’ financial advisor is Houlihan Lokey Capital, Inc. and its legal advisor is Latham & Watkins LLP.

Conference Call/Webcast

Amplify and Midstates will conduct a conference call to discuss the closing of the merger transaction today at 10:00 a.m. Central Time. Interested parties are invited to participate in the conference call by dialing (833) 883-4379 (Conference ID: 6776695) at least 15 minutes prior to the start of the call. A replay of the call will be available by phone at 855-859-2056 (Conference ID: 6776695) for a fourteen-day period following the call.

Upcoming Conference Participation

Amplify will be presenting at EnerCom’s The Oil and Gas Conference in Denver at 4:30 p.m. Mountain Time on Tuesday, August 13, 2019. Amplify’s President and Chief Executive Officer, Ken Mariani, and Martyn Willsher, Amplify’s Chief Financial Officer, will also be available for one-on-one meetings throughout the day on August 12, 2019 and August 13, 2019 prior to the presentation.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in the Rockies, offshore California, Oklahoma, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read Amplify’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of Amplify’s success in providing a cash return on investment. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

Third Quarter 2019 and Second Half 2019 Adjusted EBITDA and Free Cash Flow Guidance Reconciliation

	Mid-Point	Mid-Point
	For Quarter Ended	For Half Year Ended
(in millions)	9/30/2019	12/31/2019
Calculation of Adjusted EBITDA:
Net income	$9	$21
Interest expense	4	7
Depletion, depreciation, and amortization	18	36

Adjusted EBITDA	$31	$64

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$27	$57
Changes in working capital	—	—
Cash Interest Expense	4	7

Adjusted EBITDA	$31	$64

Reconciliation of Adjusted EBITDA to Free Cash Flow:
Adjusted EBITDA	$31	$64
Cash Interest Expense	(4)	(7)
Capital expenditures	(27)	(36)

Free Cash Flow	$0	$21

Contacts

Martyn Willsher – Chief Financial Officer

(713) 588-8346

martyn.willsher@amplifyenergy.com

Eric Chang – Treasurer

(713) 588-8349

eric.chang@amplifyenergy.com